Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR IMMEDIATE RELEASE

Enviri Corporation To Name Tom Vadaketh Chief Financial Officer
•Mr. Vadaketh Brings Over Three Decades of Financial Experience

PHILADELPHIA – (September 18, 2023) – Enviri Corporation (NYSE: NVRI), a global market leader providing environmental solutions for industrial and specialty waste streams, today announced Tom Vadaketh will be appointed as Senior Vice President and Chief Financial Officer (“CFO”), effective October 16, 2023. Mr. Vadaketh will succeed Pete Minan, who previously announced plans to retire and has been serving as Interim CFO.

Mr. Vadaketh joins Enviri with more than 30 years of financial experience, most recently serving as CFO of Bausch Health, a $4.5 billion pharmaceutical and medical aesthetics company. He began his career at Deloitte & Touche and held several senior financial positions across many countries at Procter & Gamble and Tyco International. Mr. Vadaketh has also been CFO of various public and privately held businesses.

“Tom is an experienced CFO who has led large, highly complex financial organizations with expertise in driving growth and transformation,” said Nick Grasberger, Chairman and Chief Executive Officer of Enviri Corporation. “I am pleased to welcome Tom to Enviri, and I am confident that his financial acumen, cross-functional collaboration skills, and positive leadership style will be a great fit for us as we reshape ourselves into a global, market-leading environmental solutions company.”

Grasberger continued, “I’d like to thank Pete for his many contributions as our interim CFO over the past year as we navigated difficult market conditions in 2022, emerging as a much stronger company.”

Mr. Vadaketh said, “I am excited to join Enviri at a pivotal moment as the company delivers critical environmental solutions for complex industrial and specialty waste streams. Enviri has a deep-rooted history in industrial progress, which resonates with my background, and I look forward to working with the team to drive growth and create value for shareholders and our global customer base.”

Mr. Vadaketh is a Chartered Accountant (ACA) from the Institute of Chartered Accountants in England and Wales and a Certified Public Accountant in the United States. He received an MBA from the University of Manchester (UK).

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About Enviri
Enviri is transforming the world to green, as a trusted global leader in providing a broad range of environmental services and related innovative solutions. The company serves a diverse customer base by offering critical recycle and reuse solutions for their waste streams, enabling customers to address their most complex environmental challenges and to achieve their sustainability goals. Enviri is based in Philadelphia, Pennsylvania and operates in more than 150 locations in over 30 countries. Additional information can be found at www.enviri.com.